Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1)              Registration Statements (Form S-8 No. 333-36957 and Form S-8 No. 333-50056) pertaining to the 1996 Stock Option Plan of Triumph Group, Inc.;

2)              Registration Statements (Form S-8 No. 333-81665 and Form S-8 No. 333-134861) pertaining to the Amended and Restated Directors’ Stock Incentive Plan of Triumph Group, Inc.;

3)              Registration Statement (Form S-8 No. 333-125888) pertaining to the 2004 Stock Incentive Plan of Triumph Group, Inc.; and

4)              Registration Statement (Form S-8 No. 333-139323) pertaining to the resale of the Triumph Group, Inc. 2.625% Convertible Senior Notes Due 2026 and the shares of Triumph Group, Inc. Common Stock issuable upon conversion, of our report dated May 22, 2009 (except for Note 2, 11, 12, 22, and 23 related to the effect of the adoption of Financial Accounting Standards Board Staff Position No. Accounting Principles Board 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Settlement) as to which the date is November 4, 2009 with respect to the consolidated financial statements and schedule of Triumph Group, Inc. for the year ended March 31, 2009, which report appears in the Current Report on Form 8-K of Triumph Group dated November 4, 2009.

/s/ ERNST & YOUNG LLP

Philadelphia, Pennsylvania

November 4, 2009.